Exhibit 99.1

FOR IMMEDIATE RELEASE

FEBRUARY 6, 2018

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Announces 2018 Financial and Operational Guidance

Strong finish to 2017 positions EnLink for further growth in 2018

DALLAS, February 6, 2018 - The EnLink Midstream companies (EnLink), EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership, today announced 2018 financial and operational guidance.

Highlights

•                  ENLK fourth-quarter 2017 results are expected to be near the midpoint of the net income range of $74 million to $90 million.

•                  ENLK fourth-quarter 2017 results are expected to be at the high-end of previously disclosed annualized adjusted EBITDA run-rate guidance range of $925 million to $950 million.  Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLK is projecting to grow net income by 116 percent and projecting to increase adjusted EBITDA midpoint by nearly 15 percent in 2018 as compared to 2017 guidance midpoint.

•                  EnLink projects Oklahoma volumes and segment profit to grow between 30 to 40 percent during 2018, as compared to annualized reported results for the third quarter of 2017.

“EnLink’s growth outlook is robust, as sustained producer activity and increased drilling efficiencies are expected to drive cash flow and volume growth across our systems,” said Michael J. Garberding, EnLink President and Chief Executive Officer. “Our near-term growth in key supply basins translates directly into growth for our demand-driven position along the Gulf Coast, and we are focusing our 2018 organic projects on investing highly-efficient capital to expand in our most active areas.”

ENLK 2018 Guidance

•                  Net income is projected to range from $255 million to $315 million.

•                  Adjusted EBITDA is projected to range from $950 million to $1.02 billion, representing a nearly 15 percent increase in the 2018 midpoint of $985 million compared to the 2017 guidance midpoint affirmed on October 31, 2017.

•                  Distributable cash flow is projected to range from $630 million to $680 million.  Distributable cash flow is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  Distribution coverage is projected to range from 1.00x to 1.10x, assuming unchanged distributions throughout 2018.

•                  Debt to adjusted EBITDA ratio is projected to range from 4.20x to 3.70x.  ENLK has no debt maturities in 2018, and less than $500 million of long-term debt maturities over the next five years (not accounting for its revolving credit facility).   ENLK remains committed to maintaining an investment grade balance sheet and strong liquidity position.

•                  Oklahoma segment profit and average gas gathering, transmission and processing volumes are projected to increase by 30 percent to 40 percent as compared to annualized segment profit and volumes for the third quarter of 2017 as reported on October 31, 2017.

•                  Growth capital expenditures funded exclusively by ENLK are projected to range from $585 million to $715 million, and are primarily forecasted to be driven by ongoing investments in the company’s key growth regions, including Oklahoma, the Permian Basin, and Louisiana.  ENLK expects to realize adjusted EBITDA multiples on organic capital investments in the mid-single-digit range, reflecting attractive returns in-line with historical levels. Total growth capital expenditures, including contributions from joint venture partners and ENLC, are projected to range from $700 million to $860 million.  Both ENLK and total growth capital expenditure ranges exclude the final $250 million installment payment, paid in early January 2018, related to the completed acquisition of the Central Oklahoma assets in 2016.

ENLC 2018 Guidance

•                  Net income is projected to range from $233 million to $291 million.

•                  Cash available for distribution is projected to range from $230 million to $240 million, representing an increase of approximately seven percent compared to previously announced 2017 midpoint guidance affirmed on October 31, 2017.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  Distribution coverage is projected to range from 1.16x to 1.22x, assuming ENLC’s previously announced guidance of five percent annual growth in declared distributions for 2018, as compared to declared distributions for 2017.  Distribution coverage guidance includes the impact of funding assumptions further described below.

•                  Cash available for distribution contribution from ENLC’s 16 percent ownership in EnLink Oklahoma Gas Processing, LP (“EnLink Oklahoma T.O.”) is projected to range from $40 million to $50 million.

•                  Growth capital expenditures funded exclusively by ENLC are projected to range from $45 million to $55 million.  ENLC is projecting to self-fund approximately 75 percent of these growth capital expenditures with excess cash after giving effect to expected distribution growth, with the remaining 25 percent expected to be funded with debt.

EnLink’s 2018 financial and operational guidance assumes a West Texas Intermediate crude oil average price of $60 per barrel and a Henry Hub average price of $3 per million British Thermal Units.  Net income and adjusted EBITDA ranges assume commodity price movement, as well as business opportunities and risks.  EnLink’s 2018 guidance information is projected and, accordingly, remains subject to changes that could be significant. Please reference the section titled “Forward-Looking Statements” of this press release for further information and disclosures.

EnLink Midstream to Hold 2018 Financial and Operational Guidance Call on February 7, 2018

The General Partner and the Master Limited Partnership will hold a conference call to discuss 2018 financial and operational guidance on Wednesday, February 7, 2018, at 11 a.m. Central Time (12 p.m. Eastern Time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10116272 where they will receive their dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities. EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles (GAAP) financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful acquisition transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments, less payments under onerous performance obligations, non-controlling interest and (income) loss from unconsolidated affiliate investments.  We define distributable cash flow as adjusted EBITDA (as defined above), net to the Partnership, less interest expense (excluding amortization of the EnLink Oklahoma Gas Processing LP (together with its subsidiaries, “EnLink Oklahoma T.O.”) acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) attributable to the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s (i) share of distributions from the Partnership, (ii) share of EnLink Oklahoma T.O. non-cash expenses, (iii) deferred income tax (benefit) expense, (iv) corporate goodwill impairment, (v) acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition, less the General Partner’s interest in maintenance capital expenditures of EnLink Oklahoma T.O. and less third-party non-controlling interest share of net income (loss) from consolidated affiliates.

The Partnership’s Distribution Coverage is calculated by dividing distributable cash flow by distributions declared to the General Partner and the unitholders.

The General Partner’s Distribution Coverage is calculated by dividing cash available for distribution by distributions declared by the General Partner.  Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.  Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 1. Financial Statements— Note 14 Segment Information” in ENLK’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, for further information about segment profit (loss).

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after satisfaction of the capital and related requirements of their respective operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Adjusted EBITDA, distributable cash flow and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures for the periods that are presented in this press release are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. All statements, other than statements of historical fact, included in this presentation constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, operational results of our customers, results in certain basins, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) conducting certain of our operations through joint ventures, (k) reductions in our credit ratings, (l) our debt levels and restrictions contained in our debt documents, (m) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (n) changes in the availability and cost of capital, (o) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (p) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (q) a failure in our computing systems or a cyber-attack on our systems, and (r) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements. The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Fourth Quarter 2017 Forward-Looking Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions)

(Unaudited)

	Q4 2017 Outlook (1)
	Low	Midpoint	High
Net Income (2)(3)	$74	$82	$90
Interest expense, net of interest income	49	49	49
Depreciation and amortization	135	137	141
Income from unconsolidated affiliate investments	(4)	(4)	(5)
Distribution from unconsolidated affiliate investments	2	3	3
Unit-based compensation	9	9	9
Income taxes (3)	(24)	(24)	(24)
Payments under onerous performance obligation offset to other current and long-term liabilities	(5)	(5)	(5)
Other (4)	2	2	2
Adjusted EBITDA before non-controlling interest	$238	$249	$260
Non-controlling interest share of adjusted EBITDA (5)	(13)	(14)	(15)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$225	$235	$245

(1)        The forward-looking net income guidance excludes the potential impacts of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to adjusted EBITDA because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(2)        Net income includes estimated net income attributable to ENLK’s non-controlling interest in (i) ENLC’s 16.1% share of net income from EnLink Oklahoma T.O., (ii) NGP’s 49.9% share of net income from the Delaware Basin JV, and (iii) Marathon Petroleum’s 50% share of net income from the Ascension JV.

(3)        Amounts include a $25 million deferred tax benefit due to federal tax rate reductions from the tax legislation enacted in December 2017, which was not reflected in the previously disclosed Q4 2017 Outlook.

(4)        Includes non-cash rent, which relates to lease incentives pro-rated over the lease term, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(5)        Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream Partners, LP

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income (2)	$255	$285	$315
Interest expense, net of interest income	175	179	183
Depreciation and amortization	554	564	574
Income from unconsolidated affiliate investments	(19)	(20)	(21)
Distribution from unconsolidated affiliate investments	16	17	18
Unit-based compensation	42	37	32
Income taxes	4	5	6
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)
Adjusted EBITDA before non-controlling interest	$1,009	$1,049	$1,089
Non-controlling interest share of adjusted EBITDA (3)	(59)	(64)	(69)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$950	$985	$1,020
Interest expense, net of interest income	(175)	(179)	(183)
Preferred unit accrued cash distributions	(89)	(89)	(89)
Current taxes and other	(1)	(5)	(8)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP	(55)	(57)	(60)
Distributable cash flow	$630	$655	$680

(1)        The forecasted net income guidance for the year ended December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink Midstream does not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because the companies are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year.  Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(2)        Net income includes estimated net income attributable to ENLK’s non-controlling interest in ENLC’s 16.1% share of net income from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of net income from the Delaware Basin JV and Marathon Petroleum’s 50% share of net income from the Ascension JV.

(3)        Non-controlling interest share of adjusted EBITDA includes ENLC’s 16.1% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution (1)

(All amounts in millions)

(Unaudited)

	2018 Outlook
	Low	Midpoint	High
Net income of ENLC (2)	$233	$262	$291
Less: Net income attributable to ENLK (3)	(225)	(250)	(275)
Net income of ENLC excluding ENLK	$8	$12	$16
ENLC’s share of distributions from ENLK (4)	201	201	201
ENLC’s interest in EnLink Oklahoma T.O. depreciation	19	19	19
Non-controlling interest share of ENLK’s net income (5)	(11)	(11)	(11)
ENLC deferred income tax expense (6)	14	15	16
Maintenance capital expenditures (7)	(1)	(1)	(1)
ENLC cash available for distribution	$230	$235	$240

(1)        The forecasted net income guidance for the year ended December 31, 2018 excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)        Net income of ENLC includes estimated net income attributable to ENLC’s non-controlling interest in ENLK.

(3)        Net income attributable to ENLK is net of the estimated non-controlling interest share attributable to the Delaware Basin JV, Ascension JV and EnLink Oklahoma T.O.

(4)        Represents quarterly distributions estimated to be paid to ENLC by ENLK for 2018.

(5)        Represents estimated net income for NGP’s 49.9% share of the Delaware Basin JV, Marathon Petroleum’s 50% share of the Ascension JV and other minor non-controlling interests.

(6)        Represents ENLC’s estimated stand-alone deferred taxes for 2018.

(7)        Represents estimated 2018 maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O.